Exhibit 20.1

Capital One Master Trust (RECEIVABLES)*
MONTHLY PERIOD: June 2006

1)	Beginning of the Month Principal Receivables:	$39,493,940,561.28
2)	Beginning of the Month Finance Charge Receivables:	$605,687,456.51
3)	Beginning of the Month AMF Receivables :	$67,017,857.45
4)	Beginning of the Month Discounted Receivables:	$0.00
5)	Beginning of the Month Total Receivables:	$40,166,645,875.24

6)	Removed Principal Receivables:	$0.00
7)	Removed Finance Charge Receivables:	$0.00
8)	Removed AMF Receivables	$0.00
9)	Removed Total Receivables:	$0.00

10)	Additional Principal Receivables:	$1,194,707,200.64
11)	Additional Finance Charge Receivables:	$2,271,495.46
12)	Additional AMF Receivables	$8,432.24
13)	Additional Total Receivables:	$1,196,987,128.34

14)	Discounted Receivables Generated this Period:	$0.00

15)	End of the Month Principal Receivables:	$40,514,426,435.69
16)	End of the Month Finance Charge Receivables:	$614,029,111.08
17)	End of the Month AMF Receivables	$67,591,091.08
18)	End of the Month Discounted Receivables:	$0.00
19)	End of the Month Total Receivables:	$41,196,046,637.85

20)	Excess Funding Account Balance	$0.00
21)	Adjusted Invested Amount of all Master Trust Series	$34,254,334,662.14

22)	End of the Month Seller Percentage	15.45%

Capital One Master Trust (DELINQUENCIES AND LOSSES)

MONTHLY PERIOD: June 2006

			ACCOUNTS	RECEIVABLES

1)	End of the Month Delinquencies:
	2)	30 - 59 days delinquent	395,872	$462,004,573.17
	3)	60 - 89 days delinquent	228,432	$293,789,941.30
	4)	90+ days delinquent	412,955	$621,005,107.76

	5)	Total 30+ days delinquent	1,037,259	$1,376,799,622.23

	6)	Delinquencies 30 + Days as a Percent of End of the Month Total Receivables		3.34%

7)	Defaulted Accounts during the Month		143,354	$155,583,685.03

8)	Annualized Default Rate as a Percent of Beginning of the Month Principal Receivables			4.59%

*For calculation purposes, Beginning of Month Principal Receivables includes Additional Principal Receivables

Capital One Master Trust (COLLECTIONS)
MONTHLY PERIOD: June 2006

			COLLECTIONS	PERCENTAGES

1)	Total Collections and Gross Payment Rate**		$7,460,842,592.13	18.04%

2)	Collections of Principal Receivables and Principal Payment Rate		$6,778,138,997.60	16.66%

	3)	Prior Month Billed Finance Charges and Fees	$471,098,476.34
	4)	Amortized AMF Income	$39,283,969.79
	5)	Interchange Collected	$111,672,132.93
	6)	Recoveries of Charged Off Accounts	$67,203,287.60
	7)	Collections of Discounted Receivables	$0.00

	8)	Collections of Finance Charge Receivables and Annualized Yield	$689,257,866.66	20.33%

	Capital One Master Trust (AMF COLLECTIONS)
	MONTHLY PERIOD: June 2006

1)	Beginning Unamortized AMF Balance			$209,886,325.65
	2)	+ AMF Slug	$90,417.88
	3)	+ AMF Collections	$32,729,697.66
	4)	- Amortized AMF Income	$39,283,969.79
5)	Ending Unamortized AMF Balance			$203,422,471.40

**Total Collections and Gross Payment Rate is calculated as a Percent of Beginning of Month Total Receivables which includes
Additional Total Receivables